CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 27, 2011, with respect to the financial statements of American Realty Capital Global Daily Net Asset Value Trust, Inc. (a Maryland Corporation in the Developmental Stage) contained in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 27, 2011